Exhibit 10.1

Dated	August 9, 2023

ROKU DX UK LTD
- and -
Gidon Katz

Employment Contract - for - Gidon Katz

Contents
Clause    Page

Schedules

Protection of business interests	12
Severance Benefits	13

Employment Contract
This Agreement is made on August 9, 2023
Between:
(1)Roku DX UK Ltd a company whose principal place of business is at 306 Science Park, Milton Road, Cambridge, CB4 0WG (the "Company"); and
(2)Gidon Katz of _________ (the "Executive").
It is agreed:
1.Interpretation
1.1In this Agreement:
"Annual Salary" means salary at the rate of USD $2,800,000 (two million, eight hundred thousand) United States dollars per annum, or such other rate agreed under clause 9.2, less such deductions for income tax and national insurance or social security contributions as the Company is required by law to make and/or any election made by the Executive to participate in the Choice Program Salary Reduction as defined on Schedule 2;
"Board" means the board of directors of the Company or any committee duly appointed by it;
"Commencement Date" means August 1, 2023;
"Confidential Information" means any and all technical and non-technical information provided by the Company to the Executive, including but not limited to information regarding trade secret and proprietary information, mask works, ideas, techniques, sketches, drawings, product or package images, works of authorship, models, inventions, know-how, processes, content offerings or features and the like related to the current, future, and proposed products and services of the Company or any Group Company, and including, without limitation, information concerning research, experimental work, development, design details and specifications, financial information, investors, employees, business and contractual relationships, business forecasts, and sales, merchandising and marketing plans;
"Group Company" means any company which for the time being is:
(a)a parent undertaking (as defined by the Companies Act 2006) of the Company; or
(b)a subsidiary undertaking (as defined by the Companies Act 2006) of any such parent undertaking or of the Company;
“Manager” means Anthony Wood, Chief Executive Officer, or such other person designated by Roku, Inc. from time to time; and
"Termination Date" means the date on which the Executive's employment under this Agreement terminates.
1.2In this Agreement any reference to a statutory provision is a reference to the provision as from time to time renumbered, amended, re-enacted or consolidated.
1.3In this Agreement unless the context otherwise requires:
(a)references to clauses, sub-clauses and schedules are to clauses and sub-clauses of and schedules to this Agreement; and

(b)the headings to the clauses are for convenience only and do not affect the Agreement's construction or interpretation.
2.Appointment & Representations
2.1With effect from the Commencement Date the Company will employ the Executive as President, Consumer Experience or in such other role of an equivalent status as the Company may reasonably require.
2.2The Executive represents and warrants that:
(a)no agreement, undertaking or court order prevents him from entering into this Agreement or from performing his duties under it; and
(b)the Executive is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if this ceases to be the case.
2.3The Executive is not entering into this Agreement in reliance upon any representation, warranty or undertaking that is not contained in this Agreement.
3.Duration
3.1Executive’s employment will continue, subject to the terms of this Agreement, until it terminates on August 1, 2025 without the need for notice, unless previously terminated by either party giving notice in accordance with clause 4.1 (Termination of Employment).
4.Notice
4.1Subject to earlier termination in accordance with the terms of this Agreement, the Executive's employment may be terminated by the giving of not less than three months' written notice given at any time by either party to the other.
5.Duties
5.1During his employment under this Agreement the Executive will:
(a)perform the duties and exercise the powers and functions in relation to the Company and any Group Company that are assigned to him by the Manager;
(b)devote the whole of his time, attention and ability to the performance of his duties under this Agreement;
(c)comply with all reasonable requests and instructions from the Manager in relation to the business of the Company or any Group Company and keep the Manager properly and promptly informed about the Executive's activities and the business of the Company or any Group Company;
(d)promptly disclose to the Board and/or the Manager any misconduct or breach of duty on his part and any information of which he is aware that affects or may affect the Company or any Group Company or its or their business including:
(i)the plans of any other senior employee to leave the Company or any Group Company (whether alone or together with any other employee);
(ii)the plans of any other senior employee (whether alone or together with any other employee) to set up or be involved or interested in any other business activity which will or may compete with the Company or any Group Company; or

(iii)the misuse by any employee of any Confidential Information belonging to the Company or any Group Company;
(e)faithfully and loyally serve the Company to the best of his ability and use his utmost endeavours to promote its interests and those of the Group Companies in all respects; and
(f)comply with all relevant rules, policies and procedures of the Company.
5.2Notwithstanding the provisions of clause 5.1 the Company is entitled at any time to:
(a)appoint another person or persons to act jointly with the Executive in the performance of any of his duties and the exercise of any of his powers and functions; and
(b)require the Executive to carry out such special projects or functions or duties (for all or part of his working time) as the Company in its absolute discretion decides.
6.Conflicts of Interest
6.1During his employment with the Company the Executive will not:
(a)engage in any activities that could detract from the proper performance of his duties under this Agreement; or
(b)engage or be concerned or interested in any other business activity (except for investments that do not exceed three per cent in nominal value of the issued share capital of any company quoted on a recognised stock exchange) without obtaining the prior written consent of the Manager and/or the General Counsel of Roku, Inc.
6.2The parties acknowledge that Executive is on the board of ITV plc. The parties agree that currently this does not create a conflict of interest so long as Executive’s participation on the ITV board does not detract from the proper performance of his duties under this Agreement. In the event circumstances change and there is or may be a conflict in the future, Executive must consult with the General Counsel of Roku, Inc.
6.3The Executive will not receive or retain any payment or benefit, whether directly or indirectly, either in respect of any business transacted (whether or not by him) by or on behalf of the Company or any Group Company or with a view to any such business being transacted without the prior written consent of the Manager, the Roku, Inc. Chief Financial Officer, and the Roku, Inc. General Counsel. The Executive will at all times comply with Roku, Inc.’s Code of Conduct and Business Ethics, anti-corruption and bribery policies, including any policy relating to gifts and hospitality.
7.Hours
7.1The Executive's normal hours of work are from 9:30 am to 5:30 pm Monday to Friday, together with such additional hours (without additional remuneration) as are required for the proper performance of his duties.
7.2The Executive agrees that the nature of his role means that the Executive determines his own working hours for the purposes of the Working Time Regulations 1998.
8.Place of work and travel
8.1The Executive's place of work will be the Company's premises at Office 6.05, Liberty House, 222 Regent Street, LONDON, W1B 5TR. The Company can require the Executive to work at any location in the United Kingdom, including the Executive's home, whether on a temporary or permanent basis, as it may in its absolute discretion determine from time to time.
8.2The Executive may be required to travel in the United Kingdom and internationally in the proper performance of his duties.
9.Remuneration
9.1The Company will pay the Executive the Annual Salary in equal monthly instalments in arrears on or around the last day of each month.
9.2The Annual Salary shall be reviewed by the Company. A review does not imply any entitlement to an increase, although the Annual Salary may be increased as a result of such review with effect from any date specified by the Company.
9.3The Executive consents to the deduction of any sums due by him to the Company (including without limitation any overpayments, loans or advances made to the Executive by the Company, and any excess holiday taken by the Executive) and to the deduction of pension contributions (if applicable) at any time from the Executive’s salary or any other payment due from the Company to the Executive. The Executive also agrees to make any payment to the Company of any sums due from the Executive to the Company upon demand by the Company.
10.Pension benefits
10.1The Executive is eligible to be enrolled into the group personal pension scheme. Further details of the pension scheme, including the Executive’s right to opt out of the pension scheme, are available from the People Team. The Company will comply with its employer pension duties in accordance with Part 1 of the Pensions Act 2008.
11.Insurance benefits
11.1The Company will provide the Executive with private medical insurance, life assurance and travel insurance, particulars of which may be obtained from the People Team.
11.2The Executive’s participation in any such insurance scheme is subject to its terms and conditions from time to time in force and is without prejudice to the Company's right to withdraw the provision of, or change the provider of, such benefits in its absolute discretion. It is also conditional upon the Executive satisfying any applicable requirements of the insurers of any such scheme and is provided on the basis that the Company will not be liable to pay any sums to or in respect of the Executive and/or the Executive’s dependants unless the Company has received payment in full from the insurer. The Company shall not be required to take any steps to obtain the benefit of any such scheme should the insurer either reject any claim or discontinue the payment of benefits at any time.
11.3Nothing in this clause gives rise to any express or implied limitations on the ability of the Company to terminate this Agreement at any time or gives the Executive any rights to continuation of existing benefits and/or any rights to prospective benefits following termination of the Executive’s employment.
12.Expenses
12.1The Company will reimburse the Executive for all travelling, hotel, entertainment and other expenses that the Executive properly and reasonably incurs in performing his duties under this Agreement and which the Executive claims in accordance with the Company's policy on expenses in force from time to time.

13.Holidays and holiday pay
13.1In addition to normal English Bank and Public holidays, the Executive is entitled to 25 working days' paid holiday during each holiday year. The Company's holiday year runs from 1 January to 31 December. Holidays must be taken at times convenient to the Company and the Executive must give reasonable notice of proposed holiday dates which must be agreed in advance with the Manager.
13.2The Executive’s holiday entitlement is inclusive of his statutory entitlement which is 28 days per holiday year. Bank and Public holidays count as part of the Executive’s statutory entitlement. The statutory entitlement cannot be carried over from one holiday year to the next and no payment in lieu can be made to the Executive, unless the Executive has been prevented from taking holiday in the year in which it accrues because of illness. Any entitlement to holiday remaining at the end of any holiday year excluding the Executive’s statutory entitlement shall lapse and no payment in lieu shall be made for such accrued untaken holiday (unless it is not taken at the Company's request). If the Executive has been prevented from taking holiday because of illness, a maximum of 20 days' holiday can be carried forward to the next holiday year.
13.3For the holiday year during which the Executive’s employment with the Company begins or ends, the Executive will be entitled to such proportion of their annual holiday entitlement as the period of their employment in that holiday year bears to a full holiday year. The Company may require the Executive to take some, all or none of any outstanding holiday entitlement during their notice period. Upon the termination of the Executive’s employment for whatever reason the Executive will, as appropriate, either be entitled to salary in lieu of any untaken accrued holiday entitlement or be required to repay to the Company any salary received in respect of holiday taken in excess of the Executive’s proportionate holiday entitlement. For the purposes of calculating such payment in lieu or such repayment, a day's paid holiday shall be taken to be the Executive’s full-time equivalent annual basic salary divided by 260.
13.4If this Agreement is terminated under clause 20.4, clause 13.3 continues to apply save that the Executive will be entitled to such sum as the Company may in its absolute discretion decide in lieu of holiday not taken at the Termination Date.
14.Sickness/incapacity
14.1If the Executive is absent from work due to sickness, accident or other incapacity, the Executive must inform the Company as soon as possible and in any event by 10am on the first day of absence. The Executive must keep the Company regularly informed of the reasons for and expected duration of their absence. Entitlement to sick pay may be affected by late notification.
14.2When any period of absence continues beyond seven calendar days the Executive must obtain and immediately forward to the Company a medical certificate signed by a doctor. If absence continues after the expiry of the first certificate, further certificates must be obtained as necessary to cover the whole period of absence and forwarded to the Company immediately on each occasion.
14.3Subject to compliance with the above notification and certification requirements the Company shall continue to provide the Executive all benefits under this Agreement and to pay the Executive’s full basic salary during any period or periods of sickness absence up to a maximum aggregate of 20 working days in any period of 12 months and 75% of the Executive’s basic salary for a further 40 working days in any period of 12 months.
14.4The payments to be made to the Executive under clause 14.3 shall be inclusive of any Statutory Sick Pay to which the Executive may be entitled and the Company may deduct from such payments the amount of any social security benefits the Executive may receive or may be entitled to receive.
14.5The Company is entitled to require the Executive to attend a medical examination by a doctor of its choice at any time at the Company's expense (whether or not the Executive is prevented from performing his duties under this Agreement). If the Executive refuses to attend a medical examination, or fails to attend without reasonable cause, while the Executive is absent from work because of illness of incapacity, the Company will stop making payments to the Executive under clause 14.3.
14.6If the Executive is absent from work because of the negligence of a third party, and the Executive recovers damages in respect of that negligence, then the Executive will repay all sums paid to the Executive by the Company under clause 14.3 (and any additional discretionary payments that are made to the Executive during any period of absence), provided that the Executive will not be obliged to repay a sum that is greater than the damages recovered.
15.Confidential information
15.1The Executive will not, except in the proper performance of his duties or with the prior consent of the Board and the General Counsel of Roku, Inc.:
(a)disclose or communicate to any person, firm or company;
(b)cause unauthorised disclosure of; or
(c)otherwise make use of,
any Confidential Information that the Executive has or may have acquired in the course of his employment (whether before, on or after the date of this Agreement) and will use his best endeavours to prevent the unauthorised disclosure or publication of such information. This obligation applies during his employment and after its termination.
15.2Nothing in clause 15.1 prevents the Executive from:
(a)using any general knowledge and skills that are not treated by the Company as confidential or do not properly belong to the Company and that the Executive may have acquired or developed at any time during his employment under this Agreement; or
(b)making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.
15.3The obligations in clause 15.1 will cease if the relevant Confidential Information comes into the public domain other than through the Executive's default or negligence.
15.4All documents, manuals, hardware and software provided for the Executive’s use by the Company, and any data or documents produced, maintained or stored on the Company's computer systems or other electronic equipment remain the property of the Company and upon demand by the Company the Executive shall immediately return them together with all equipment, notes and memoranda, documents, software, records, codes, keys and passwords, designs, drawings or other property in any medium whatsoever belonging to the Company (together with any copies of the same) which is in the Executive’s possession or under the Executive’s control.
15.5The obligations in this clause 15 are in addition to those agreed between the Executive and the Company in the Employee Proprietary Information and Inventions Agreement dated on or around the date of this Agreement (as amended or replaced by agreement between the parties from time to time) (the "EPII Agreement"). In the event that the obligations in this clause 15 conflict with the Executive’s obligations in the EPII Agreement, the terms of the EPII Agreement will prevail to such extent as permitted by law.
16.Intellectual property rights
16.1The Executive shall be subject to the obligations set out in the EPII Agreement.
17.Protection of business interests
17.1The Executive agrees to comply with the provisions set out in Schedule 1.
18.Severance Benefits
18.1The provisions set out in Schedule 2 shall apply on the termination of the Executive’s employment.
19.Termination by reconstruction or amalgamation
19.1If the Executive's employment under this Agreement terminates in connection with any amalgamation or reconstruction (whether or not involving liquidation) or as part of any arrangement for the transfer of the whole or part of the undertaking of the Company to any Group Company, and the Executive is offered employment with any concern or undertaking resulting from such restructuring on terms generally no less favourable than the terms of this Agreement, the Executive shall have no claim against the Company in respect of the termination of the Executive’s employment.
19.2The Executive consents to the transfer of his employment under this Agreement to a Group Company at any time during the term of his employment under this Agreement.
20.Termination on the happening of certain events
20.1The Company may in its absolute discretion terminate the Executive's employment with immediate effect by notifying the Executive that it is exercising its rights under this clause and that within 28 days it will make the Executive a payment in lieu of the applicable notice entitlement referred to in clause 3 or, if less, any unexpired period of notice of termination (whether such notice was given by the Company or by the Executive) (the “Relevant Period”). The amount of such payment shall be calculated in accordance with clause 20.2 below.
20.2The payment in lieu shall consist of a sum equal to the Executive's Annual Salary for the Relevant Period.
20.3Nothing in clause 20.1 prevents the Company from terminating the Executive's employment in breach of this Agreement and requiring the Executive to take steps to mitigate his loss.
20.4Without prejudice to any remedy that it may have against the Executive for the breach or non-performance of any of the provisions of this Agreement, the Company may terminate this Agreement with immediate effect if the Executive:
(a)commits any act of serious misconduct; or
(b)commits any serious breach or repeats or continues (after warning) any material breach of the Executive’s duties under this Agreement; or
(c)commits an intentional, material violation of any contract or agreement between the Executive and Roku, Inc. or the Company or of any statutory duty owed to Roku, Inc. or the Company; or

(d)uses or discloses Roku, Inc.’s or the Company’s confidential information or trade secrets when unauthorised; or
(e)fails to perform his duties to a satisfactory standard; or
(f)becomes bankrupt or the subject of an interim order under the Insolvency Act 1986 or makes any arrangement or composition with his creditors; or
(g)becomes of unsound mind or a patient as defined in the Mental Health Act 1983; or
(h)is convicted of an offence relating to insider dealing or any other criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed); or
(i)commits any act of dishonesty or fraud whether relating to the Company, any Group Company, other employees or otherwise; or
(j)is involved in or associated with any conduct (whether or not in relation to the performance of his duties under this Agreement) and whether before or after the date of this Agreement) that:
(i)impairs or could impair the Executive’s, the Company's or any Group Company's reputation or general standing; or
(ii)prejudices its or their interests; or
(iii)seriously impairs the Executive’s abilities to perform his duties; or
(k)is prevented by illness or otherwise from performing his duties under this Agreement for more than 130 working days in any period of 12 calendar months.
20.5Any delay by the Company in exercising any right of termination under this clause shall not constitute a waiver of such right.
20.6The Executive may be granted rights to shares in the company or any Group Company under the terms of share incentive, share option, bonus or phantom option schemes operated by the Company or any Group Company. If on termination of employment (lawfully or otherwise) the Executive loses any rights or benefits under any such scheme (including rights or benefits that the Executive would not have lost had the employment not been terminated), the Executive is not entitled to any compensation for the loss of any rights under any such scheme.
21.Obligations upon termination of employment
21.1Upon the termination of the Executive’s employment under this Agreement for whatever reason, the Executive will deliver up all property and any documents or other information belonging to the Company or relating to the business or affairs of the Company or any Group Company, including any Confidential Information, whether held electronically or in hard copy, which is in the Executive's possession or under his control. The Executive will not retain any copies of any such property, documents or information without written permission from the Senior Vice President, People and the General Counsel of Roku, Inc. At the request of the Company or Roku, Inc., the Executive will confirm in writing that the Executive has complied with this clause 21.1.
21.2After the termination of the Executive’s employment the Executive will not represent himself as still connected with the Company or any Group Company.

22.Garden leave and suspension
22.1Notwithstanding the provisions of clause 5.1 the Company may:
(a)where notice of termination has been served by the Company or by the Executive, exclude the Executive from Company premises for the notice period or the remainder of the notice period. The Executive will remain an employee of the Company, will continue to receive his Annual Salary and benefits pursuant to clauses 10 and 11 and will remain bound by all the terms of his employment under this Agreement (including the undertaking in clause 6.1(b)); or
(b)suspend the Executive from the performance of any of his duties during any period in which the Company is carrying out an investigation into any alleged acts or defaults of the Executive.
22.2The Executive shall not during any period of suspension under clause 22.1(a) or 22.1(b) speak to or otherwise communicate with any director or employee of the Company or any Group Company or any client, customer or supplier of the Company or any Group Company (except in any ordinary social context) without the prior written consent of the Senior Vice President, People of Roku, Inc.
22.3The Company may require the Executive to take accrued holiday during a period of suspension under clause 22.1(a) on such day or days as the Company may specify.
22.4The Company is under no obligation to assign the Executive any powers, duties or functions or to provide any work for the Executive during any period of suspension under clause 22.1(a) or 22.1(b). The Company reserves the right to terminate or suspend the Executive’s access to the Company’s electronic systems during any such period.
22.5During any period of suspension under clause 22.1(a) the Executive agrees to provide any assistance that the Company may request to enable an orderly transfer of his role and duties to a successor and to make himself available to provide such assistance at such time or times as the Company may require.
23.Effect of termination of this Agreement
The termination of this Agreement will not affect any of the provisions of this Agreement that are expressed to operate or have effect after its termination and will not prejudice the exercise of any right or remedy of either party that has accrued prior to termination.
24.Data Protection and Privacy
24.1The Company will collect and process information relating to you in accordance with the Privacy Notice for EU, UK and Ukraine Employees and Other Workers, a copy of which is available at the following link:

24.2You shall comply with the Company's Information Security Policy, a copy of which is available here: Failure to comply with the policies referred to in this clause 24.2 may be dealt with as a disciplinary issue.

25.Other terms and conditions
25.1For the purposes of section 1 of the Employment Rights Act 1996 the Company confirms:
(a)The Executive’s continuous employment will begin on the Commencement Date. The Executive’s period of continuous employment with Roku, Inc. counts as part of the Executive’s continuous employment with the Company which, accordingly, shall be deemed to have commenced on January 1, 2022.

(b)Any disciplinary or dismissal matters affecting the Executive will be dealt with by the Manager or their nominee. There are no specific disciplinary or dismissal rules affecting the Executive. Should the Executive wish to appeal against any disciplinary or dismissal decision the Executive should submit his appeal in writing to the Board whose decision on such appeal shall be final.
(c)If the Executive wishes to seek redress for any grievance relating to his employment the Executive should first discuss the matter with the Senior Vice President, People, Roku, Inc. If the matter is not then resolved the Executive should submit his grievance to the Board in writing whose decision on such grievance shall be final.
(d)Unless provided for or referred to in this Agreement, there are no terms or conditions of employment relating to hours of work, normal working hours, entitlement to holiday (including public holidays) or holiday pay, incapacity for work due to sickness or injury, pensions or pension schemes, any other paid leave or benefits, probationary periods, training requirements, or to requirements to work abroad and no collective agreement has any effect upon the Executive's employment under this Agreement.
26.Notices
Any notice to be given under this Agreement shall be in writing. Notice to the Executive shall be sufficiently served by being delivered personally to the Executive, or by being sent by first class post or by e-mail addressed to the Executive at his usual or last known place of residence or e-mail address. Notice to the Company shall be sufficiently served by being delivered to the Company Secretary, or by being sent by first class post to the principal place of business of the Company. Any notice which is sent by post is deemed to be served on the third day following that on which it was posted and if sent by e-mail when a complete and legible copy of the notice has been received.
27.Previous agreements
This Agreement shall take effect from the Commencement Date in substitution for all previous agreements and arrangements (whether written, oral or implied) between the Company, Roku, Inc. or any Group Company and the Executive relating to his employment or engagement, including, but not limited, to the offer letter between Roku, Inc. and the Executive dated 10 September 2021 and the Roku, Inc. Amended and Restated Severance Benefit Plan. All such previous agreements and arrangements shall be deemed to have been terminated by mutual consent with effect from the Commencement Date. The Executive acknowledges that, on entering into this Agreement, the Executive has no outstanding claims against the Company or any Group Company.
28.Miscellaneous
28.1This Agreement constitutes the entire agreement and understanding between the parties.
28.2Unless expressly provided in this Agreement, a person, firm or company who or that is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
29.Applicable law
English law shall apply to this Agreement and the parties submit to the exclusive jurisdiction of the English Courts.

Schedule 1
Protection of business interests
1.Since the Executive will in the course of their employment hereunder have dealings with customers and obtain knowledge of the trade secrets and other confidential information in regard to the business of the Company and its Group Companies, the Executive hereby agrees and undertakes with the Company for itself and as trustee for its Group Companies that the Executive shall not without the prior written consent of the Company (such consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Company or any Group Company) for a period of 6 months after the termination of the Executive’s employment hereunder (less any period of time that the Executive has been on garden leave):
(a)either on the Executive’s own behalf or on behalf of any other person, firm or company in respect of any services of a kind provided or any goods of a kind sold or supplied by the Company and/or any Group Company in respect of the provision or sale or supply of which the Executive may have been engaged during their employment with the Company or any Group Company:
(i)canvass, solicit or approach or cause to be canvassed, solicited or approached for orders; or
(ii)directly or indirectly deal with
any person, firm or company who at the date of the termination of this Agreement or within one year prior to such date is or was a client or customer of the Company or any Group Company or was in the habit of dealing under contract with the Company or any Group Company and with whom or which the Executive had contact during the said period; and/or
(b)either on the Executive’s own behalf or on behalf of any other person, firm or company:
(i)directly or indirectly solicit or entice or endeavour to solicit or entice away from the Company or from any Group Company any employee of executive or managerial or technical status engaged in its or their business and with whom the Executive had dealings at any time during the last year of their employment; and/or
(ii)interfere or seek to interfere with the continuance of supplies to the Company and/or any Group Company (or the terms relating to such supplies) from any suppliers who have been supplying goods, materials or services to the Company and/or any Group Company at any time during the last year of the Executive’s employment hereunder.
2.Whilst each of the restrictions in paragraphs 1(a) 1(a) and 1(b) above are considered by the parties to be reasonable in all the circumstances as at the date hereof it is hereby agreed and declared that if any one or more of such restrictions shall be judged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company and/or any Group Company but would be valid if words were deleted therefrom the said restrictions shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other restriction contained herein.

Schedule 2
Severance Benefits
1.Definitions
In this Schedule:
“Cash Severance” means either the Salary Cash Severance or the TCT Cash Severance, as applicable;
“Change in Control” means a “Change in Control” as defined in Roku, Inc.’s 2017 Equity Incentive Plan, as amended (without regard to any definition (or analogous term) in an individual written agreement between the Company or Roku, Inc. and the Executive); provided that in no event will a Change in Control be deemed to have occurred if such transaction does not also constitute a “change in the ownership or effective control of” Roku, Inc. or “a change in the ownership of a substantial portion of the assets of” Roku Inc. as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder);
“Change in Control Termination” means (i) the Executive’s dismissal by the Company, for a reason other than death, disability, expiration of the fixed term provided for in clause 3.1 of this Agreement, or pursuant to clause 20.4 of this Agreement, or (ii) the Executive’s Resignation for Good Reason, in either case which occurs in connection with or within twelve (12) months following the effective date of a Change in Control (such period, the “Change in Control Period”);
“Choice Program Salary Reduction” means the amount, if any, by which the Executive elects (or is required) to reduce the Annual Salary in the applicable calendar year in exchange for Stock Awards in the Company or any Group Company pursuant to a formal compensation program implemented by the Company or Roku, Inc. from time to time;
“Code” means the Internal Revenue Code of 1986, as amended;
“Equity Incentive Plans” means Roku, Inc.’s 2008 Equity Incentive Plan, as amended, and any successor or subsequent equity incentive plan approved by the Board of Directors of Roku, Inc. (including but not limited to Roku, Inc.’s 2017 Equity Incentive Plan);
“Monthly Annual Salary” means the Annual Salary as increased from time to time divided by 12 (disregarding for this purpose any decrease in Annual Salary that (a) forms the basis for a Resignation for Good Reason, and/or (b) any decrease in Annual Salary due the Executive’s participation in a Choice Program Salary Reduction in the applicable calendar year);
“Monthly TCT” means the Executive’s TCT on the date of the Qualifying Termination divided by 12;
“Non-Change in Control Termination” means (i) the Executive’s dismissal by the Company for a reason other than death, disability, expiration of the fixed term provided for in clause 3.1 of this Agreement, or pursuant to clause 20.4 of this Agreement, or (ii) the Executive’s Resignation for Good Reason, in either case that does not occur in the Change in Control Period;
“Qualifying Termination” means either a Change in Control Termination or a Non-Change in Control Termination;
“Resignation for Good Reason” means the Executive’s resignation within 90 days following the occurrence of any of the following events taken without the Executive’s written consent, provided the Executive has given the Company written notice of the event within 30 days after the first occurrence of such event and the Company has not cured such event, to the extent curable, within 30 days thereafter:
(a)an involuntary and material reduction of the Executive’s position, duties and responsibilities; provided that neither (i) a mere change to job title alone nor (ii) reassignment upon or following a Change in Control to a position pursuant to which Executive is given substantially equivalent or comparable position, duties and responsibilities with respect to the entity, division or business unit that constitutes the Company’s business following a Change in Control, but Executive is not given the same title, position, duties and responsibilities with respect to the entire Company, shall, in and of itself, constitute a material reduction of the Executive’s position, duties and responsibilities;
(b)a material reduction of the Executive’s TCT (except an equal, across-the-board reduction in the TCT of all similarly-situated employees of the Company that is approved by the Board of Directors of Roku, Inc. (or its Successor Corporation)); or
(c)the Company’s relocation of the Executive assigned place of work that increases the Executive’s one-way commute by more than 50 miles as compared to London, England (disregarding, for this purpose, any permitted remote working arrangements due to the impact of COVID-19 or another pandemic, endemic or similar occurrence in connection with which similar restrictions apply, or reestablishment of Employer’s assigned place of work as in effect as of immediately prior to any such pandemic, endemic or similar occurrence and associated remote work arrangement), provided, however, that the Company requiring the Executive to relocate to the United States on or after August 1, 2025 shall not constitute Resignation for Good Reason; or
(d)the Company fails to offer the Executive the following options upon the expiration of this Agreement on August 1, 2025: (a) a transfer to the United States for employment with Roku, Inc. and (b) an offer to remain in the UK to continue employment with Roku DX UK Ltd.
“Salary Cash Severance” means a lump sum cash payment equal to the Executive’s Monthly Annual Salary multiplied by 9. The Salary Cash Severance is inclusive of any statutory redundancy or other statutory payment to which the Executive is entitled and any payment in respect of any notice period (including any payment in lieu of notice or garden leave);
“Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.
“Stock Awards” means outstanding stock options, restricted stock units or other equity based awards granted to the Executive under the Equity Incentive Plans;
“Successor Corporation” means, in the event of, and upon and following, a Change in Control, the surviving entity, the resulting entity, the acquiring entity (including without limitation a purchaser of the Roku, Inc.’s assets) or the surviving, resulting or acquiring entity’s parent company;
“TCT” means, with respect to the applicable calendar year, the Executive’s total compensation target, which equals the sum of:
(a)the Annual Salary as increased from time to time (disregarding for this purpose any decrease in Annual Salary that (a) forms the basis for a Resignation for Good Reason and/or (b) any decrease in annual base salary due the Executive’s participation in a Choice Program Salary Reduction in the applicable calendar year);

(b)if applicable, the Executive’s target commission; and
(c)an amount equivalent to the aggregate annualized grant date dollar value attributed by the Board (or a committee thereof or its delegate) to any Stock Awards granted to the Executive (calculated as of the applicable grant date(s)), or the grant date dollar value attributed by the Board (or a committee thereof or its delegate) to any Stock Awards expected to be granted to the Executive in Roku, Inc.’s normal course in the applicable calendar year, in each case on a gross basis (disregarding for this purpose any value attributable to any Stock Awards granted to the Executive pursuant to a Choice Program Salary Reduction).
For purposes of this definition, any incentive pay, premium pay, bonuses and other forms of variable compensation (other than target commission, to the extent applicable) will be disregarded;
“TCT Cash Severance” means the Executive’s Monthly TCT multiplied by 9. The TCT Cash Severance is inclusive of any statutory redundancy or other statutory payment to which the Executive is entitled and any payment in respect of any notice period (including any payment in lieu of notice or garden leave).
2.Eligibility for Cash Severance
7.1The Executive will be eligible to receive the TCT Cash Severance (less deductions for such tax and national insurance and/or social security contributions as required by law) in relation to the termination of the Executive’s employment provided that the following eligibility criteria are satisfied:
(a)the Executive’s employment is terminated by either the Company or the Executive and such termination constitutes a Non-Change in Control Termination;
(b)the Executive has entered into, and complied with the terms of, the EPII Agreement and non-disclosure agreement dated on or around the date of this Agreement (as well as any updated versions of such agreements as provided from time to time);
(c)the Executive has complied with the terms of this Agreement including, without limitation, clauses 15, 17, and 21; and
(d)the Executive has entered into a settlement agreement in a form agreeable to the Company (the “Settlement Agreement”) within 60 days of the termination of employment.
7.2The Executive will be eligible to receive the Salary Cash Severance (less deductions for such tax and national insurance and/or social security contributions as required by law) in relation to the termination of the Executive’s employment provided that the following eligibility criteria are satisfied:
(a)the Executive’s employment is terminated by either the Company or the Executive and such termination constitutes a Change of Control Termination;
(b)the Executive has entered into, and complied with the terms of, the EPII Agreement and non-disclosure agreement dated on or around the date of this Agreement (as well as any updated versions of such agreements as provided from time to time);
(c)the Executive has complied with the terms of this Agreement including, without limitation, clauses 15, 17, and 21; and
(d)the Executive has entered into a Settlement Agreement within 60 days of the termination of employment.

7.3In the event of a Qualifying Termination that is a Change in Control Termination, 100% of the unvested Stock Awards held by the Executive of the date of the Change in Control Termination shall vest immediately effective as of the date of the Executive’s Qualifying Termination.
7.4The Executive will not be eligible for any of the severance benefits in this Schedule 2 if:
(a)the Executive’s employment is terminated by either the Company (or Roku, Inc. or the Successor Corporation) or the Executive for any reason other than a Qualifying Termination; or
(b)the Executive is offered immediate reemployment of an identical or substantially equivalent or comparable position with the Company (or Roku, Inc. or the Successor Corporation) in connection with a Change in Control; provided, however, that, the foregoing shall not adversely impact any rights the Executive may have under this Schedule 2 in respect of a Change in Control Termination during the Change in Control Period. For purposes of the foregoing, (i) “immediate reemployment” means that the Executive’s reemployment results in uninterrupted employment such that the Executive does not incur a lapse in pay or benefits as a result of the Change in Control and (b) a “substantially equivalent or comparable position” is one that provides the Executive substantially the same level of responsibility and compensation and would not give rise to the Executive’s right to the Executive’s Resignation for Good Reason.
7.5The Executive’s right to receive benefits under this Schedule 2 will terminate immediately if, at any time prior to or during the period for which the Executive is receiving benefits under this Schedule 2, the Executive, without the prior written approval of the Company or Roku, Inc., willfully breaches a material provision of the Executive’s confidentiality agreement and/or any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition provision set forth in any other written agreement between the Company (or Roku, Inc. and/or the Successor Corporation) and the Executive (including, without limitation, the Executive’s employment agreement or offer letter) or under applicable law.
3.Settlement Agreement
7.1The Settlement Agreement must be executed by the Executive and by the Company and contain the statutory certificate signed by a relevant independent legal adviser (the "Adviser").
7.2Pursuant to the Settlement Agreement, the Executive must confirm that the payments and/or benefits provided pursuant to this Schedule 2 will be in full and final settlement of any employment-related claims that the Executive has or may have against the Company and/or any Group Company up to and including the termination of employment (including, without limitation, any claims in relation to the termination of their employment such as payment in lieu of notice, unfair dismissal or for any statutory redundancy payments).
4.Timing of Cash Severance Payment
If the eligibility criteria above are satisfied, the Executive will be paid the Cash Severance within 28 working days of the later of the date the Executive’s employment is terminated and the date of receipt by the Company of a copy of the Settlement Agreement signed by the Executive and the Adviser's certificate signed by the Executive’s Adviser.
5.Clawback Recovery
7.1All severance payments and benefits provided pursuant to this Schedule 2 will be subject to recoupment in accordance with any clawback policy that the Company, Roku, Inc. (or the Successor Corporation) is required to adopt pursuant to the listing standards of any national securities exchange or association on which Roku, Inc.’s (or the Successor Corporation’s) securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by Roku, Inc. (or the Successor Corporation) (including without limitation the Roku, Inc. Policy for Recoupment of Incentive Compensation, as may be amended from time to time, and any successor thereto (the “Recoupment Policy”) to the extent the Executive is a Covered Individual (as defined in the Recoupment Policy)), and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason,” Resignation for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company or Roku, Inc. (or the Successor Corporation).
6.Tax Matters.
7.1All payments and benefits provided under this Schedule 2 are intended to satisfy the requirements for an exemption from application of Section 409A of the Code (if it is applicable) and the applicable guidance and regulations thereunder (collectively, “Section 409A”) to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent that Section 409A is applicable and such an exemption is not available, the payments and benefits provided under this Schedule 2 are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. To the extent any payment or benefit under this Schedule 2 may be classified as a “short-term deferral” within the meaning of Section 409A, such payment or benefit shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. For purposes of Section 409A, each payment made under this Schedule 2 shall be designated as a “separate payment” within the meaning of the Section 409A.
7.2Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company or Roku, Inc. (or the Successor Corporation), the Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company or Roku, Inc. (or the Successor Corporation) will defer the commencement of the payment or provision of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the first business day to occur following the date that is six (6) months following the Executive’s termination of employment with the Company or Roku, Inc. (or the Successor Corporation) (or the earliest date as is permitted under Section 409A); and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the board of directors (or a duly authorised committee thereof) of the Company or Roku, Inc., that does not cause such an accelerated or additional tax. In the event that payments or benefits under this Schedule 2 are deferred pursuant to this Section 7.2 in order to prevent any accelerated tax or additional tax under Section 409A, then such payments or benefits shall be paid at the time specified under this Section 7.2 without any interest thereon.
7.3Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Schedule 2 providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service and, for purposes of any such provision of this Agreement, references to a

“resignation,” “termination,” “termination of employment” or like terms shall mean a Separation from Service.
7.4If the Company or Roku, Inc. (or the Successor Corporation) determines that any payments or benefits provided under this Schedule 2 constitute “deferred compensation” under Section 409A, and the Executive’s Qualifying Termination occurs at a time during the calendar year when the date of the Settlement Agreement could occur in the calendar year following the calendar year in which the Executive’s Qualifying Termination occurs, then regardless of when the Settlement Agreement becomes effective, the Settlement Agreement will not be deemed effective any earlier than the first day of that following calendar year, and payment of benefits hereunder will be paid or commence, as appliable, on the first regular payroll date following the date of the Settlement Agreement, subject to Section 7.2 above.
7.5The Company or Roku, Inc. (or the Successor Corporation) shall consult with the Executive in good faith regarding the implementation of this Section 7; provided, that neither the Company or Roku, Inc. (or the Successor Corporation) nor any of its employees or representatives shall have any liability to the Executive with respect thereto.
7.6The Executive agrees to review with the Executive’s own tax advisors the federal, state, provincial, local, and foreign tax consequences of this Schedule 2. The Executive will rely solely on such advisors and not on any statements or representations of the Company or Roku, Inc. (or the Successor Corporation) or any of its agents. The Executive understands that he (and not the Company or Roku, Inc. (or the Successor Corporation)) will be responsible for his or her own tax liability that may arise.
7.Parachute Payments.
7.1Except as otherwise expressly provided in an agreement between the Executive and the Company or Roku, Inc., if any payment or benefit the Executive would receive in connection with a Change in Control from the Company or Roku, Inc. otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code (if it is applicable), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (if it is applicable) (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount ((A) or (B)), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity based awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other payments and benefits paid to the Executive. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are “deferred compensation.” In the event that acceleration of vesting of Stock Award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s applicable type of Stock Award (i.e., earliest granted Stock Awards are cancelled last). If Section 409A of the Code is not applicable by law to the Executive, the Company or Roku, Inc. will determine whether any similar law in the Executive’s jurisdiction applies and should be taken into account.
7.2The professional firm engaged by the Company or Roku, Inc. for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 7.2. If the professional firm so engaged by the Company or Roku, Inc. is serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, the Company or Roku, Inc. shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company or Roku, Inc. shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company or Roku, Inc. and the Executive.

IN WITNESS whereof this Agreement has been executed on the day and year first written above.

Signed for and on behalf of Roku DX UK Ltd	)	/s/ Kamilah Thomas
Kamilah Thomas, SVP People

Signed by Gidon Katz	)	/s/ Gidon Katz